[Press Release Letterhead]

NASDAQ:	CHFC and SLFC
FOR RELEASE:	IMMEDIATELY
DATE:	JANUARY 10, 2001

CONTACT:	CHEMICAL FINANCIAL CORPORATION ALOYSIUS J. OLIVER (517) 839-5350

SHORELINE FINANCIAL CORPORATION DAN L. SMITH (616) 927-2251

CHEMICAL FINANCIAL CORPORATION AND
SHORELINE FINANCIAL CORPORATION COMPLETE MERGER

                    Midland, Michigan and Benton Harbor, Michigan -- Aloysius J. Oliver, President and CEO of Chemical Financial Corporation, and Dan L. Smith, Chairman and CEO of Shoreline Financial Corporation, announced today that effective after the close of business on Tuesday, January 9, 2001, Chemical and Shoreline completed the merger of their organizations.

                    With this merger, Chemical now operates from 31 locations in Southwest Michigan. Mr. Oliver said, "We welcome Shoreline's customers to Chemical and look forward to offering new and existing customers a wide range of financial products and services. We are highly committed to the Southwest Michigan communities we now serve and we are excited by this opportunity to expand our operations into this excellent market." Mr. Smith stated, "Chemical is a strong organization and we believe this merger will benefit both our customers and the communities that we serve."

                    Shoreline's shareholders received 0.64 of one share of Chemical common stock for each outstanding share of Shoreline, for a total of approximately 7.4 million Chemical shares.

                    Chemical is a multi-bank holding company headquartered in Midland, Michigan. As a result of completion of the merger, Chemical has 119 banking offices and assets of over $3 billion.

                    Chemical common stock is traded on The Nasdaq Stock Market under the symbol "CHFC."

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